UBS SERIES FUNDS

AMENDED AND RESTATED PRINCIPAL UNDERWRITING CONTRACT

CONTRACT made as of August 28, 2007 and amended and restated as of December 23, 2019, between UBS SERIES FUNDS (formerly known as “UBS Money Series”), a Delaware statutory trust (“Fund”), and UBS ASSET MANAGEMENT (US) INC., a Delaware corporation (“UBS AM”).

WHEREAS the Fund is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company and currently offers distinct series of shares of beneficial interest including those designated in Exhibit A (“Series”), for which the Fund’s board of trustees (“Board”) has established an unlimited number of shares of beneficial interest (“Shares”); and

WHEREAS the Fund desires to retain UBS AM as principal underwriter in connection with the offering and sale of the Shares of the above-referenced Series and of such other Series as may hereafter be designated by the Board; and

WHEREAS UBS AM is willing to act as principal underwriter of the Shares of each such Series on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.

Appointment. The Fund hereby appoints UBS AM as its exclusive agent to be the principal underwriter to sell and to arrange for the sale of the Shares on the terms and for the period set forth in this Contract. UBS AM hereby accepts such appointment and agrees to act hereunder. It is understood, however, that this appointment does not preclude sales of the Shares directly through the Fund’s transfer agent in the manner set forth in the Registration Statement. As used in this Contract, the term “Registration Statement” shall mean the currently effective registration statement of the Fund, and any supplements thereto, under the Securities Act of 1933, as amended (“1933 Act”), and the 1940 Act.

2.	Services and Duties of UBS AM.

a.	UBS AM agrees to sell Shares on a best efforts basis from time to time during the term of this Contract as agent for the Fund and upon the terms described in the Registration Statement.

b.

Upon the later of the date of this Contract or the initial offering of Shares to the public by the Fund, UBS AM will hold itself available to receive purchase orders, satisfactory to UBS AM, for Shares of that Series and will accept such orders on behalf of the Fund as of the time of receipt of such orders and promptly transmit such orders as are accepted to the Fund’s transfer agent. Purchase orders shall be deemed effective at the time and in the manner set forth in the Registration Statement.

c.

UBS AM in its discretion may enter into agreements to sell Shares to such registered and qualified dealers and other financial intermediaries as it may select. In making agreements with such entities, UBS AM shall act only as principal and not as agent for the Fund.

d.

The offering price of the Shares shall be the net asset value per share as next determined by the Fund following receipt of an order at UBS AM’s principal office. The Fund shall promptly furnish UBS AM with a statement of each computation of net asset value.

e.	UBS AM shall not be obligated to sell any certain number of Shares.

f.

To facilitate redemption of Shares by shareholders directly or through dealers and other financial intermediaries, UBS AM is authorized but not required on behalf of the Fund to repurchase Shares presented to it by shareholders, dealers and other financial intermediaries at the price determined in accordance with, and in the manner set forth in, the Registration Statement.

g.

With respect to UBS Select Prime Investor Fund, UBS Select Treasury Investor Fund, UBS Tax-Free Investor Fund, UBS Prime Investor Fund, UBS Select Government Investor Fund and UBS Select ESG Prime Investor Fund, UBS AM shall engage in activities principally intended to result in the sale of Shares and/or the servicing and maintenance of shareholder accounts, including but not limited to: (a) providing incentives to financial institutions (“Institutions”) to sell Shares; (b) advertising and marketing Shares to include preparing, printing and distributing prospectuses and sales literature to prospective shareholders and with Institutions; and (c) implementing the terms and conditions of the Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act (“12b-1 Plan”) adopted by the Fund with respect to those Series, as such 12b-1 Plan is amended from time to time (collectively, “distribution and/or service activities”).

h.

With respect to UBS Select Prime Investor Fund, UBS Select Treasury Investor Fund, UBS Tax-Free Investor Fund, UBS Prime Investor Fund, UBS Select Government Investor Fund, UBS RMA Government Money Market Fund and UBS Select ESG Prime Investor Fund, UBS AM in its discretion may enter into service agreements with financial intermediaries that purchase shares, pursuant to the Shareholder Services Plans (“Non 12b-1 Plans”) adopted by the Fund with respect to those Series, as each such Non 12b-1 Plan is amended from time to time. Each service agreement will require the financial intermediary to provide support services to its customers (“Customers”) who are the beneficial owners of shares (herein, “support services”). Such support services may include, without limitation: (i) assisting Customers in changing dividend options, account designations and addresses; (ii) aggregating and processing purchase and redemption requests from Customers and placing net purchase and redemption orders with UBS AM; (iii) transmitting and receiving funds in connection with Customer orders to purchase and redeem shares; (iv) processing dividend payments on behalf of Customers; (v) providing information periodically to Customers showing their position in shares; (vi) arranging for bank wires; (vii) responding to Customer inquiries regarding account status and history, the manner in which purchases and redemptions of shares may be made and other matters; (viii) providing sub-accounting with respect to shares beneficially owned by Customers or the information to the Trust necessary for sub-accounting; (ix) forwarding communications from the Trust (for example, proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Customers; (x) providing the necessary personnel and facilities to establish and maintain shareholder accounts and records; and (xi) such other similar services as UBS AM or a Customer may reasonably request from time to time, to the extent the financial intermediary is permitted to perform such services under Federal and state statutes, rules and regulations.

i.

UBS AM shall have the right to use any list of shareholders of the Fund or any other list of investors which it obtains in connection with its provision of services under this Contract; provided, however, that UBS AM shall not sell or knowingly provide such list or lists to any unaffiliated person and shall handle such information in accordance with the Fund’s privacy policies.

3.	Authorization to Enter into Dealer Agreements, Service Agreements, and to Delegate Duties as Principal Underwriter.

a.

With respect to the Shares of any or all Series, UBS AM may enter into (i) dealer agreements with any registered and qualified dealer or other financial intermediary with respect to sales of Shares or the provision of service activities; and (ii) service agreements with each financial intermediary that purchases shares for the provision of support services.

b.

In a separate contract or as part of any dealer agreement, UBS AM also may delegate to any registered and qualified dealer or other financial intermediary any or all of its duties specified in this Contract, provided that such separate contract or dealer agreement imposes on the counterparty bound thereby all applicable duties and conditions to which UBS AM is subject under this Contract.

c.	UBS AM shall include in any dealer agreement the appropriate provisions regarding privacy and fund brokerage transactions as compensation for the sale of fund shares.

4.

Services Not Exclusive. The services furnished by UBS AM hereunder are not to be deemed exclusive and UBS AM shall be free to furnish similar services to others so long as its services under this Contract are not impaired thereby. Nothing in this Contract shall limit or restrict the right of any director, officer or employee of UBS AM, who may also be a Board member, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar or a dissimilar nature.

5.	Compensation.

a.

No compensation will be paid under this Contract by the Fund to UBS AM with respect to the Series of the Fund except with respect to (i) the distribution and/or service activities rendered with respect to UBS Select Prime Investor Fund, UBS Select Treasury Investor Fund, UBS Tax-Free Investor Fund, UBS Prime Investor Fund, UBS Select Government Investor Fund and UBS Select ESG Prime Investor Fund, as defined in paragraph 2.g above, and (ii) the support services with respect to UBS Select Prime Investor Fund, UBS Select Treasury Investor Fund, UBS Tax-Free Investor Fund, UBS Prime Investor Fund, UBS Select Government Investor Fund, UBS RMA Government Money Market Fund and UBS Select ESG Prime Investor Fund, as defined in paragraph 2.h above.

b.

As compensation for its distribution and/or service activities with respect to UBS Select Prime Investor Fund, UBS Select Treasury Investor Fund, UBS Tax-Free Investor Fund, UBS Prime Investor Fund, UBS Select Government Investor Fund and UBS Select ESG Prime Investor Fund as described in paragraph 2.g above, UBS AM shall receive from each such Series a fee at a rate approved by the Board and subject to the terms and conditions of the 12b-1 Plan adopted by the Fund with respect to those Series, as such 12b-1 Plan is amended from time to time, and subject to any further limitations on such fee as the Board may impose.

c.

Each of UBS Select Prime Investor Fund, UBS Select Treasury Investor Fund, UBS Tax-Free Investor Fund, UBS Prime Investor Fund, UBS Select Government Investor Fund, UBS RMA Government Money Market Fund UBS Select ESG Prime Investor Fund shall pay UBS AM a fee which UBS AM shall pay over to each financial intermediary for the support services provided by the financial intermediary as described in paragraph 2.h above.

d.	UBS AM may reallow any or all of the fees which it is paid under this Contract to such dealers or other financial intermediaries as UBS AM may from time to time determine.

6.	Duties of the Fund.

a.	The Fund reserves the right at any time to withdraw offering any class or classes of Shares of any or all Series by written notice to UBS AM at its principal office.

b.

The Fund shall keep UBS AM fully informed of its affairs and shall make available to UBS AM copies of all information, financial statements, and other documents which UBS AM may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Fund by its independent public accountant and such reasonable number of copies of the most current prospectus, statement of additional information, and annual and interim reports of any Series as UBS AM may request, and the Fund shall cooperate fully in the efforts of UBS AM to sell and arrange for the sale of the Shares of the Series and in the performance of UBS AM under this Contract.

c.

The Fund shall take, from time to time, all necessary action, including payment of the related filing fee, as may be necessary to register its Shares under the 1933 Act to the end that there will be available for sale such number of Shares as UBS AM may be expected to sell. The Fund agrees to file, from time to time, such amendments, reports, and other documents as may be necessary in order that there will be no untrue statement of a material fact in the Registration Statement, nor any omission of a material fact which omission would make the statements therein misleading.

d.

The Fund shall use its best efforts to qualify and maintain the qualification of an appropriate number of Shares of each Series for sale under the securities laws of such states or other jurisdictions as UBS AM and the Fund may approve, provided that the Fund shall not be required to amend its Declaration of Trust or By-Laws to comply with the laws of any jurisdiction, to maintain an office in any jurisdiction, to change the terms of the offering of the Shares in any jurisdiction from the terms set forth in its Registration Statement, to qualify as a foreign corporation in any jurisdiction, or to consent to service of process in any jurisdiction other than with respect to claims arising out of the offering of the Shares. UBS AM shall furnish such information and other material relating to its affairs and activities as may be required by the Fund in connection with such qualifications.

7.

Expenses of the Fund. Unless otherwise provided in the Administration Contract pertaining to a Series, the Fund shall bear all costs and expenses of registering the Shares with the Securities and Exchange Commission and qualifying the Shares for offer and sale with state and other regulatory bodies, and shall assume expenses related to communications with shareholders of each Series, including (i) fees and disbursements of its counsel and independent public accountant; (ii) the preparation, filing and printing of registration statements and/or prospectuses or statements of additional information required under the federal securities laws; (iii) the preparation and mailing of annual and interim reports, prospectuses, statements of additional information and proxy materials to shareholders; and (iv) the qualifications of Shares for sale under the securities laws of such jurisdictions as shall be selected by the Fund and UBS AM pursuant to Paragraph 6(d) hereof, and the costs and expenses payable to each such jurisdiction for continuing qualification therein.

8.

Expenses of UBS AM. UBS AM shall bear all costs and expenses of (i) preparing, printing and distributing any materials not prepared by the Fund and other materials used by UBS AM in connection with the sale of Shares under this Contract, including the additional cost of printing copies of prospectuses, statements of additional information, and annual and interim shareholder reports other than copies thereof required for distribution to existing shareholders or for filing with any federal or state securities authorities; (ii) any expenses of advertising incurred by UBS AM in connection with such offering; (iii) the expenses of registration or qualification of UBS AM as a broker or dealer under federal or state laws and the expenses of continuing such registration or qualification; and (iv) all compensation paid to UBS AM’s employees and others for selling Shares, and all expenses of UBS AM, its employees and others who engage in or support the sale of Shares as may be incurred in connection with their sales efforts.

9.	Indemnification.

a.

The Fund agrees to indemnify, defend and hold UBS AM, its officers and directors, and any person who controls UBS AM within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which UBS AM, its officers, directors or any such controlling person may incur under the 1933 Act, or under common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in the Registration Statement or arising out of or based upon any alleged omission to state a material fact required to be stated in the Registration Statement or necessary to make the statements therein not misleading, except insofar as such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by UBS AM to the Fund for use in the Registration Statement; provided, however, that this indemnity agreement shall not inure to the benefit of any person who is also an officer or Board member of the Fund or who controls the Fund within the meaning of Section 15 of the 1933 Act, unless a court of competent jurisdiction shall determine, or it shall have been determined by controlling precedent, that such result would not be against public policy as expressed in the 1933 Act; and further provided, that in no event shall anything contained herein be so construed as to protect UBS AM against any liability to the Fund or to the shareholders of any Series to which UBS AM would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations under this Contract. The Fund shall not be liable to UBS AM under this indemnity agreement with respect to any claim made against UBS AM or any person indemnified unless UBS AM or other such person shall have notified the Fund in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon UBS AM or such other person (or after UBS AM or the person shall have received notice of service on any designated agent). However, failure to notify the Fund of any claim shall not relieve the Fund from any liability which it may have to UBS AM or any person against whom such action is brought otherwise than on account of this indemnity agreement. The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity agreement. If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Fund does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants. The Fund agrees to notify UBS AM promptly of the commencement of any litigation or proceedings against it or any of its officers or Board members in connection with the issuance or sale of any of its Shares.

b.

UBS AM agrees to indemnify, defend, and hold the Fund, its officers and Board members and any person who controls the Fund within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending against such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Fund, its Board members or officers, or any such controlling person may incur under the 1933 Act or under common law or otherwise arising out of or based upon any alleged untrue statement of a material fact contained in information furnished by UBS AM to the Fund for use in the Registration Statement, arising out of or based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement necessary to make such information not misleading, or arising out of any agreement between UBS AM and any retail dealer, or arising out of any supplemental sales literature or advertising used by UBS AM in connection with its duties under this Contract. UBS AM shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if UBS AM elects to assume the defense, the defense shall be conducted by counsel chosen by UBS AM and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that UBS AM elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If UBS AM does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

10.

Services Provided to the Fund by Employees of UBS AM. Any person, even though also an officer, director, employee or agent of UBS AM, who may be or become an officer, Board member, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting in any business of the Fund, to be rendering such services to or acting solely for the Fund and not as an officer, director, employee or agent or one under the control or direction of UBS AM even though paid by UBS AM.

11.	Duration and Termination.

a.

This Contract shall become effective upon the date written above, provided that, with respect to any class of Shares of a Series, this Contract shall not take effect unless such action has first been approved by vote of a majority of the Board and by vote of a majority of those Board members who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the 12b-1 Plan relating to UBS Select Prime Investor Fund, UBS Select Treasury Investor Fund, UBS Tax-Free Investor Fund, UBS Prime Investor Fund, UBS Select Government Investor Fund and UBS Select ESG Prime Investor Fund or in any agreements related thereto (“Independent Board Members”), cast in person at a meeting called for the purpose of voting on such action.

b.

Unless sooner terminated as provided herein, this Contract shall continue in effect for two years from the above written date. Thereafter, if not terminated, this Contract shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Independent Board Members, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or with respect to a class of Shares of any given Series by vote of a majority of the outstanding voting securities of that class of Shares of such Series.

c.

Notwithstanding the foregoing, with respect to a class of Shares of a Series, this Contract may be terminated at any time, without the payment of any penalty, by vote of the Board, by vote of a majority of the Independent Board Members or by vote of a majority of the outstanding voting securities of that class of Shares of the Series on sixty days’ written notice to UBS AM or by UBS AM at any time, without the payment of any penalty, on sixty days’ written notice to the Fund or such Series. This Contract will automatically terminate in the event of its assignment.

d.

Termination of this Contract with respect to a class of Shares of any given Series shall in no way affect the continued validity of this Contract or the performance thereunder with respect to any other classes of Shares of that Series or any classes of Shares of any other Series.

12.

Amendment of this Contract. No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

13.	Any notice required or permitted to be given by either party to the other shall be deemed sufficient upon receipt in writing at the other party’s principal offices.

14.	Governing Law. This Contract shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act, provided, however, that Section 15 below will be construed in accordance with the laws of the State of Delaware. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

15.

Limitation of Liability of the Board Members and Shareholders of the Fund. The Board members and the shareholders of the Fund shall not be liable for any obligations of the Fund or any Series under this Contract, and UBS AM agrees that, in asserting any rights or claims under this Contract, it shall look only to the assets and property of the Fund or the particular Series in settlement of such right or claims, and not to such Board members or shareholders.

16.

Miscellaneous. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Contract shall not be affected thereby. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Contract, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the Securities and Exchange Commission by any rule, regulation or order. Where the effect of a requirement of the 1940 Act reflected in any provision of this Contract is relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed by their officers designated as of the day and year first above written.

UBS SERIES FUNDS

By:	/s/ Joanne Kilkeary	By:	/s/ Nancy Osborn
Name:	Joanne Kilkeary	Name:	Nancy Osborn
Title:	Vice President & Treasurer	Title:	Vice President & Assistant Treasurer

UBS ASSET MANAGEMENT (US) INC.

By:	/s/ Eric Sanders	By:	/s/ Keith A. Weller
Name:	Eric Sanders	Name:	Keith A. Weller
Title:	Director and Associate General Counsel	Title:	Executive Director and Deputy General Counsel

EXHIBIT A

UBS Select Prime Preferred Fund

UBS Select Treasury Preferred Fund

UBS Select Prime Investor Fund

UBS Select Treasury Investor Fund

UBS Prime Investor Fund

UBS Prime Preferred Fund

UBS Prime Reserves Fund

UBS Select Government Institutional Fund

UBS Select Government Preferred Fund

UBS Select Government Investor Fund

UBS RMA Government Money Market Fund

UBS Tax-Free Investor Fund

UBS Tax-Free Preferred Fund

UBS Tax-Free Reserves Fund

UBS Select ESG Prime Institutional Fund

UBS Select ESG Prime Preferred Fund

UBS Select ESG Prime Investor Fund